Exhibit 99.1

PRIMERICA REPORTS FIRST QUARTER 2014 RESULTS

16% growth in net income and a 12% increase in net operating income

Diluted EPS of $0.81 and diluted operating EPS of $0.77

14.6% net income return on stockholders’ equity and 14.9% net operating income return on adjusted stockholders’ equity (ROAE)

95,382 life insurance licensed representatives

Duluth, GA, May 5, 2014 – Primerica, Inc. (NYSE: PRI) announced today financial results for the quarter ended March 31, 2014.  Total revenues were $324.3 million in the first quarter of 2014 and net income was $45.1 million, or $0.81 per diluted share.

Operating revenues increased by 9% to $324.1 million and net operating income increased by 12% to $43.3 million compared with $296.2 million and $38.6 million, respectively, in the year ago quarter. Net operating income per diluted share increased 20% to $0.77 and ROAE was 14.9% in the first quarter of 2014.  Solid operating results in the first quarter were primarily driven by growth in New Term premiums and strong Investment and Savings Products performance including 15% growth in ending client asset values.  Insurance and operating expenses increased as expected with growth in our business and reflect significantly lower expenses associated with the Florida Retirement System (FRS) matter compared with the first quarter of 2013.  First quarter results also reflect lower net investment income highly correlated to our stock repurchases throughout 2013 and a lower yield on invested assets.

Consistent with our strategy to focus on core distribution competencies, in the first quarter of 2014 Primerica sold its short-term statutory disability insurance business (DBL) and discontinued marketing its student life insurance business, both of which were distributed through non-core distribution channels managed by our New York insurance subsidiary.  Results from the DBL operations have been reported in discontinued operations, which are excluded from segment and operating results, for all periods presented.

Rick Williams, Chairman of the Board and Co-Chief Executive Officer said, “We started the year strong with a 12% increase in net operating income led by a 29% increase in Investment and Savings Products net operating income.  Diluted operating EPS grew by 20%, benefitting from 2013 share repurchases.”

John Addison, Chairman of Primerica Distribution and Co-Chief Executive Officer said, “We continued to see positive sales force trends with growth in the recruitment of new representatives, new life insurance licenses and the size of the life insurance licensed sales force compared with the first quarter a year ago.”

Distribution Results

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The size of our life-licensed sales force increased 5% to 95,382 at March 31, 2014 compared with 90,917 at March 31, 2013.  In the first quarter, recruiting of new representatives increased 4% to 48,306 and new life insurance licenses grew 4% to 7,447 compared with the year ago quarter.  The percentage of license non-renewals and terminations in relation to the size of the sales force declined versus the prior year period. The size of our life-licensed sales force remained consistent with the fourth quarter. On a sequential basis, recruiting of new representatives increased 27% from 38,022, primarily due to seasonally slower recruiting levels during the fourth quarter. The lower level of fourth quarter recruits, many of whom are licensed in the first quarter, also contributed to the 12% sequential decline in new life licenses from 8,485 in the prior quarter.

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In the first quarter, term life insurance policies issued were down 2% to 49,320 while the average annualized premium per issued policy increased 2% compared with the first quarter of 2013.  Productivity in the quarter of .17X policies per life licensed representative per month was slightly lower than .18X in both the prior year and sequential quarter.  Historically productivity in the first quarter has been lower than in other quarters and this year it was also impacted by severe weather across North America.  On a sequential basis, fewer life insurance applications submitted during the slower holiday season led to a 6% decline in term life insurance policies issued compared with the fourth quarter of 2013.

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In the first quarter of 2014, Investment and Savings Products sales grew 3% to $1.41 billion primarily reflecting strong retail mutual funds sales compared with the first quarter a year ago.  Sequentially, ISP sales increased 10% compared with the fourth quarter of 2013 reflecting strong retirement and saving sales typical of the first quarter.  Market performance drove client asset values to an all-time high of $45.84 billion, up 15% at March 31, 2014 relative to a year ago and up from $44.99 billion at the end of the fourth quarter.

Segment Results

Primerica operates in two primary business segments: Term Life Insurance and Investment and Savings Products, and has a third segment, Corporate and Other Distributed Products. As previously noted, results from the DBL operations, including a $1.6 million after-tax gain on the sale recognized in the first quarter of 2014, have been reported in discontinued operations for all periods presented.  As such, we have reclassified prior year period revenues, benefits and expenses and net income of $10.0 million, $8.9 million and $0.7 million, respectively, from Corporate and Other Distributed Products to discontinued operations, thereby removing them from operating results.  Results for the segments are shown below.

	Actual			Operating (1)
	Q1 2014	Q1 2013(2) (3)	% Change	Q1 2014	Q1 2013(2) (3)	% Change
Revenues:	($ in thousands)			($ in thousands)
Term Life Insurance	$182,980	$167,833	9%	$182,980	$167,833	9%
Investment and Savings Products	123,270	108,722	13%	123,270	108,722	13%
Corporate and Other Distributed Products	18,078	21,895	-17%	17,815	19,609	-9%
Total revenues	$324,328	$298,450	9%	$324,065	$296,164	9%

Income (loss) from continuing operations before income taxes:
Term Life Insurance	$47,204	$45,125	5%	$47,204	$45,125	5%
Investment and Savings Products	34,028	26,353	29%	34,028	26,353	29%
Corporate and Other Distributed Products	(14,400)	(12,338)	17%	(14,663)	(11,614)	26%
Total income from continuing operations before income taxes	$66,832	$59,140	13%	$66,569	$59,864	11%

(1) See the Non-GAAP Financial Measures section and the segment Operating Results Reconciliations at the end of this release for additional information.

(2) In the second quarter of 2013, Primerica began classifying the deposit asset underlying the 10% reinsurance agreement with Citigroup, Inc. (Citigroup), as well as its related mark-to-market adjustments, within the Corporate and Other Distributed Products segment instead of within the Term Life Insurance segment. As such, results for Q1 2013 include the reclassification of Net Investment Income from the Term Life Insurance Segment to the Corporate and Other Distributed Products Segment of $564. The change does not impact our consolidated financial statements.

(3) The results of operations from DBL prior to its disposal were reported in our Corporate and Other Distributed Products segment.  As such, we have reclassified revenues, other operating expenses, and income from before income taxes of $9,995, $1,630, and $1,092, respectively, in Q1 2013 from our Corporate and Other Distributed Products segment into discontinued operations.

Term Life Insurance.  In the first quarter of 2014, Term Life operating revenues increased 9% to $183.0 million and operating income before income taxes increased 5% to $47.2 million compared with the first quarter of 2013.  Revenue growth continues to be driven by net premiums, which increased by 11% from the year ago period.  Allocated net investment income was flat with the prior year period, as growth in required assets was offset by lower yield on invested assets.  While policy persistency was stable and consistent with the prior year period, DAC amortization in the first quarter grew faster than net premiums due to an increased portion of commissions deferred in recent years.  Total incurred claims for the quarter were in-line with our historical experience, while insurance expenses increased with growth in the business and infrastructure.

Sequentially, operating income before income taxes declined 6% reflecting higher insurance expenses, slightly higher incurred claims and lower allocated net investment income in the first quarter, partially offset by seasonally lower persistency in the fourth quarter.  Several items positively impacted results for the fourth quarter of 2013, including higher allocated net investment income from called securities, a premium tax refund and a reversal of previously amortized commissions.

Investment and Savings Products.  In the first quarter, operating revenues increased 13% to $123.3 million and operating income before income taxes increased 29% to $34.0 million compared with the year ago period.  Year-over-year ISP sales increased 3%.  Sales volumes shifted from Canadian segregated funds, variable annuity internal transfers and other sales that generate limited to no sales-based revenues in the prior year period to retail mutual funds and fully commissionable variable annuity sales with higher sales-based revenues in the current period.  The growth in overall sales combined with this shift in product mix drove a 17% year-over-year increase in sales-based revenues.  During the first quarter, asset-based revenue increased 13% primarily driven by 16% growth in average client asset values.  Legal fees and expenses associated with FRS were $0.6 million, significantly less than the prior year level of $3.9 million.  We’ve made significant progress in resolving the FRS matter with over 95% of claimants accepting the settlement.

Sequentially, operating income before income taxes decreased 4% compared with the fourth quarter as fluctuations in the mix of both product sales and client asset values more than offset sequential growth in sales and assets.  The increase in sales-based revenues was consistent with the growth in sales of products that generate sales-based revenue.  A shift to retail mutual fund sales from annuities during first quarter’s Individual Retirement Account season resulted in a modest increase in the sales-based commission expense payout rate. With regard to asset-based earnings, results were generally flat with the fourth quarter as most of the growth in average client assets came from U.S. products which generally have lower asset-based earnings than our Canadian products. First quarter Canadian segregated fund DAC amortization was slightly elevated compared with the fourth quarter due to market performance and redemption rates.

Corporate and Other Distributed Products.  Operating revenues of $17.8 million were 9% lower and operating losses before income taxes grew by $3.0 million compared with the first quarter of 2013. Results reflect higher employee-related expenses as well as lower allocated net investment income primarily due to growth in Term Life required assets, prior year capital deployment and lower yield on invested assets versus the prior year period.

Taxes

Our effective income tax rate for the first quarter of 2014 was 34.9%, which is lower than the prior year period rate of 35.5% primarily due to the limited deductibility of IPO stock awards that fully vested in April 2013.  Sequentially, our effective income tax rate was consistent with 34.7% in the fourth quarter.

Capital and Liquidity

In conjunction with our plan to deploy $150 million of capital in 2014, during the first quarter we repurchased 283,000 shares of Primerica common stock for $13.1 million with the majority of the years’ capital deployment anticipated in the second half of the year, subject to the regulatory approval of a reserve financing transaction.  As of March 31, 2014, our investments and cash totaled $2.01 billion compared with $1.98 billion as of December 31, 2013.  Our invested asset portfolio had a net unrealized gain of $113.2 million (net of unrealized losses of $11.6 million) at March 31, 2014, up from $100.0 million at December 31, 2013 due to a decline in interest rates.

Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be in excess of 490% as of March 31, 2014, well positioned to support existing operations and fund future growth.  Our debt-to-capital ratio was 23.0% March 31, 2014.

Non-GAAP Financial Measures

We report financial results in accordance with U.S. generally accepted accounting principles (GAAP).  We also present operating revenues, operating income before income taxes, net operating income and adjusted stockholders’ equity.  Operating revenues, operating income before income taxes and net operating income exclude the impact of realized investment gains and losses, including other than temporary impairments (OTTI), for all periods presented. Operating income before income taxes and net operating income exclude the expense associated with our IPO-related equity awards and the impact of charges recorded for the potential settlement of claims made by certain Florida Retirement System plan participants for all periods presented.  Adjusted stockholders' equity excludes the impact of net unrealized gains and losses on invested assets for all periods presented.  Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP.  Reconciliations of non-GAAP to GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast Tuesday, May 6, 2014 at 10:00 am ET, to discuss first quarter results.  This release and a detailed financial supplement will be posted on Primerica’s website.  Investors are encouraged to review these materials.  To access the webcast go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.

A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.

Forward-Looking Statements
Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of our sales representatives; our or our sales representatives’ violation of or non-compliance with laws and regulations; incorrect assumptions used to price our insurance policies; the failure of our investment products to remain competitive with other investment options; our failure to meet RBC standards or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; heightened standards of conduct or more stringent licensing requirements for our sales representatives; the inability of our subsidiaries to pay dividends or make distributions; the loss of key personnel; and general changes in economic and financial conditions, including the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of fourth parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured more than 4 million lives and have over 2 million client investment accounts at December 31, 2013. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor & Media Contact:
Kathryn Kieser
470-564-7757
Email: investorrelations@primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Balance Sheets

	March 31,	December 31,
	2014 (1)	2013
	(In thousands)
Assets
Investments:
Fixed maturity securities available for sale, at fair value	$1,771,572	$1,755,712
Equity securities available for sale, at fair value	47,086	39,894
Trading securities, at fair value	10,934	12,991
Policy loans and other invested assets	26,580	26,806
Total investments	1,856,172	1,835,403
Cash and cash equivalents	158,438	149,189
Accrued investment income	19,689	18,127
Due from reinsurers	4,074,527	4,055,054
Deferred policy acquisition costs	1,242,983	1,208,466
Premiums and other receivables	170,577	175,789
Intangible assets	67,692	68,863
Income taxes	35,548	32,450
Other assets	303,759	282,780
Separate account assets	2,458,739	2,503,829
Total assets	$10,388,124	$10,329,950

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$5,103,278	$5,063,103
Unearned premiums	1,465	1,802
Policy claims and other benefits payable	243,576	253,304
Other policyholders' funds	340,175	337,977
Notes payable	374,494	374,481
Income taxes	127,906	105,885
Other liabilities	375,864	377,690
Payable under securities lending	109,094	89,852
Separate account liabilities	2,458,739	2,503,829
Total liabilities	9,134,591	9,107,923

Stockholders' equity:
Common stock	546	548
Paid-in capital	462,838	472,633
Retained earnings	679,182	640,840
Accumulated other comprehensive income, net of income tax	110,967	108,006
Total stockholders' equity	1,253,533	1,222,027
Total liabilities and stockholders' equity	$10,388,124	$10,329,950

(1) Unaudited

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Statements of Income
(Unaudited)

	Three months ended March 31,
	2014	2013
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$568,205	$560,904
Ceded premiums	(402,715)	(410,604)
Net premiums	165,490	150,300
Commissions and fees	126,933	112,273
Net investment income	21,599	23,216
Realized investment gains (losses), including OTTI	263	2,286
Other, net	10,043	10,375
Total revenues	324,328	298,450

Benefits and expenses:
Benefits and claims	75,191	68,816
Amortization of deferred policy acquisition costs	35,193	31,252
Sales commissions	65,121	55,048
Insurance expenses	28,502	25,512
Insurance commissions	4,083	4,223
Interest expense	8,606	8,795
Other operating expenses	40,800	45,664
Total benefits and expenses	257,496	239,310
Income from continuing operations before income taxes	66,832	59,140
Income taxes	23,347	21,005
Income from continuing operations	43,485	38,135
Income from discontinued operations, net of income taxes	1,595	710
Net income	$45,080	$38,845

Basic earnings per share:
Continuing operations	$0.78	$0.66
Discontinued operations	0.03	0.01
Basic earnings per share	$0.81	$0.67

Diluted earnings per share:
Continuing operations	$0.78	$0.64
Discontinued operations	0.03	0.01
Diluted earnings per share	$0.81	$0.65

Shares used in computing earnings per share:
Basic	55,211	56,598
Diluted	55,233	58,407

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended March 31,
	2014	2013	% Change
Operating revenues	$324,065	$296,164	9%
Realized investment gains (losses), including OTTI	263	2,286
Total revenues	$324,328	$298,450	9%

Operating income before income taxes	$66,569	$59,864	11%
Realized investment gains (losses), including OTTI	263	2,286
Other operating expense - IPO equity awards	-	(3,010)
Income from continuing operations before income taxes	$66,832	$59,140	13%

Net operating income	$43,314	$38,602	12%
Realized investment gains (losses), including OTTI	263	2,286
Other operating expense - IPO equity awards	-	(3,010)
Tax impact of reconciling items	(92)	257
Income from continuing operations	43,485	38,135	14%
Income from discontinued operations, net of income taxes	1,595	710
Net income	$45,080	$38,845	16%

Diluted operating earnings per share (1)	$0.77	$0.64	20%
Net after-tax impact of operating adjustments and discontinued operations	0.04	0.01
Diluted earnings per share (1)	$0.81	$0.65	24%

(1) Percentage change in earnings per share is calculated prior to rounding per share amounts.

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended March 31,
	2014	2013
Operating revenues	$17,815	$19,609
Realized investment gains (losses), including OTTI	263	2,286
Total revenues	$18,078	$21,895

Operating loss before income taxes	$(14,663)	$(11,614)
Realized investment gains (losses), including OTTI	263	2,286
Other operating expense - IPO equity awards	-	(3,010)
Loss from continuing operations before income taxes	$(14,400)	$(12,338)

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

March 31, 2014
Adjusted stockholders' equity	$1,175,969
Unrealized net investment gains recorded in stockholders' equity, net of income tax	77,564
Stockholders' equity	$1,253,533